Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in CPS Technologies Corp.`s Registration Statement Nos. 333-163553 and 333-129620 on Forms S-8 of our report dated March 16, 2021, relating to our audits of the financial statements of CPS Technologies Corp. which appears in this Annual Report on Form 10-K for the year ended December 26, 2020.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 16, 2021